TERMS SUPPLEMENT NO. 90 dated September 25, 2008	Filed pursuant to Rule 433
To Prospectus Supplement and Prospectus dated February 5, 2007 and	Registration Statement No. 333-140456
Product Supplement No. 1 dated April 12, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Natixis Securities North America Inc.
Reverse Convertible Notes

Issuer:	Eksportfinans ASA

Issuer Rating:	AAA (negative outlook) (Moody's)/AA+ (Standard & Poor's)/AAA (Fitch)

Specified Currency:	U.S. dollars

Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, NY 10019

Agent Acting in the Capacity as:	Principal

Coupon Payment Frequency:	Monthly

Offerings:

This terms supplement relates to eight separate offerings of notes, each of which is linked to one, and only one, Reference Share. You may participate in any or all of the note offerings. This terms supplement does not, however, allow you to purchase a note linked to a basket of some or all of the Reference Shares described below.

Issue Price:	100.00%

Reference Share (Ticker)	Initial Reference Level	Coupon Rate Per Annum	Knock-In Level	Knock-In Price	Share Redemption Amount	Maturity Date	Aggregate Face Amount of Notes	Fees and Commissions	Proceeds to Issuer	CUSIP / ISIN of Notes
AK Steel Holding Corporation (AKS)	[•]	26.10%	65.00%	[•]	[•]	December 30, 2008	[•]	[•]	[•]	282649AH5 / US282649AH51
Arch Coal, Inc. (ACI)	[•]	21.00%	65.00%	[•]	[•]	December 30, 2008	[•]	[•]	[•]	282649AJ1 / US282649AJ18
Capital One Financial Corporation (COF)	[•]	28.80%	65.00%	[•]	[•]	December 30, 2008	[•]	[•]	[•]	282649AK8 / US282649AK80
The Mosaic Company (MOS)	[•]	20.90%	70.00%	[•]	[•]	December 30, 2008	[•]	[•]	[•]	282649AL6 / US282649AL63
Apple Inc. (AAPL)	[•]	13.85%	75.00%	[•]	[•]	March 30, 2009	[•]	[•]	[•]	282649AM4 / US282649AM47
The Goldman Sachs Group, Inc. (GS)	[•]	15.00%	80.00%	[•]	[•]	March 30, 2009	[•]	[•]	[•]	282649AN2 / US282649AN20
Monsanto Company (MON)	[•]	16.50%	75.00%	[•]	[•]	March 30, 2009	[•]	[•]	[•]	282649AP7 / US282649AP77
Research In Motion Limited (RIMM)	[•]	18.30%	70.00%	[•]	[•]	March 30, 2009	[•]	[•]	[•]	282649AQ5 / US282649AQ50

Trade Date:	September 25, 2008

Original Issue Date:	September 30, 2008

Determination Date:	For the notes maturing on December 30, 2008 the Determination Date will be December 24, 2008.

For the notes maturing on March 30, 2009 the Determination Date will be March 25, 2009.

Interest Payment Dates:	For the notes maturing on December 30, 2008, interest is paid monthly in arrears in three equal payments on each of the following dates: October 30, 2008; November 28, 2008 and December 30, 2008.

For the notes maturing on March 30, 2009, interest is paid monthly in arrears in six equal payments on each of the following dates: October 30, 2008; November 28, 2008; December 30, 2008; January 30, 2009; February 27, 2009 and March 30, 2009.

Initial Reference Level:	For each note offering, the reference level of the applicable Reference Share, as determined by the calculation agent, on the Trade Date.

Final Reference Level:	For each note offering, the closing price of the applicable Reference Share quoted by the Relevant Exchange, as determined by the calculation agent, on the Determination Date.

Redemption Amount:	The Redemption Amount payable for each note offering on the Maturity Date in respect of each $1,000.00 face amount will be:

  If the closing price of the applicable Reference Share quoted by the Relevant Exchange has not been below the Knock-In Price of that Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

  If the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the applicable Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of that Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, if the Final Reference Level of that Reference Share on the Determination Date is less than the Initial Reference Level of that Reference Share.

Share Redemption Amount:

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of Reference Shares per note that you hold. This amount is equal to the $1,000.00 face amount of the note divided by the Initial Reference Level of the applicable Reference Share. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of the applicable Reference Share.

Trading Day:

For purposes of the notes offered in this terms supplement, a Trading Day is any day on which the Relevant Exchange is (or, in the absence of a Market Disruption Event, would have been) open for trading, without regard to the scheduled closing time.

Denomination/Principal:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation Agent:	Natixis Derivatives Inc. 9 West 57th St., 35th Floor

Attn: General Counsel Telephone No.: +1 212 891 6137 Facsimile No.: +1 212 891 1922

     You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase any of the notes prior to their issuance. In the event of any changes to the terms of any of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 866-369-6147.

Additional Terms Specific to the Notes

     You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This terms supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk factors" in the accompanying product supplement no. 1 and the accompanying prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the "Company," "we," "us," or "our" refers to Eksportfinans ASA.

Selected Risk Considerations

     An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the "Risk factors" section, beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 of the accompanying prospectus supplement.

Additional Information

     Unless otherwise stated, all information contained herein on the Reference Shares and on the issuers of the Reference Shares (each a Reference Issuer) is derived from publicly available sources and is provided for informational purposes only.

     Each of the Reference Shares is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is www.sec.gov.

     In addition, information regarding the Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

     This terms supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this terms supplement regarding the Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this terms supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this terms supplement.

     Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.

     Any historical upward or downward trend in the price of any of the Reference Shares during any period shown in this terms supplement is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown in this terms supplement.

Hypothetical Returns on the Notes

     The tables of hypothetical returns contained in this terms supplement set out the total return to the Maturity Date of a note, based on the assumptions outlined in the introduction to each respective table of hypothetical returns and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

     The information in the tables of hypothetical returns reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see "Risk factors" beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 of the accompanying prospectus supplement.

     The tables of hypothetical returns assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.

     The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth in the tables of hypothetical returns or to the historical price of the Reference Shares set forth in this terms supplement.

Supplemental Information Regarding Taxation in the United States

     The amount of the stated interest rate on each of the notes that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) is set forth in the table below.

     Deposit Interest for notes maturing on December 30, 2008 equals 2.81% . The Put Premium is the Interest Rate minus the Deposit Interest.

     Deposit Interest for notes maturing on March 30, 2009 equals 3.10% . The Put Premium is the Interest Rate minus the Deposit Interest.

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

     Please refer to "Taxation in the United States" beginning on page PS-16 of the accompanying product supplement no. 1.

Supplemental Plan of Distribution

     The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of the Trade Date between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.

     See "Supplemental plan of distribution" beginning on page PS-19 of the accompanying product supplement no. 1.

Description of AK Steel Holding Corporation

ISIN: US0015471081
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, AK Steel Holding Corporation (the Company) is a corporation formed under the laws of Delaware in 1993 and is a fully-integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly-owned subsidiary, AK Steel Corporation. AK Steel is the successor through merger to Armco Inc., which was formed in 1900.

The Company’s operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in slab, hot band, and sheet and strip form. The Company’s operations also include AK Tube LLC, which further finishes flat-rolled carbon and stainless steel at two tube plants located in Ohio and Indiana into welded steel tubing used in the automotive, large truck and construction markets. In addition, the Company’s operations include European trading companies that buy and sell steel and steel products and other materials. Information provided to or filed with the SEC by AK Steel Holding Corporation pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-13696.

Historical Performance of AK Steel Holding Corporation

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$17.94	$10.68	$11.06
Second Quarter	$11.34	$6.30	$6.41
Third Quarter	$9.61	$6.43	$8.57
Fourth Quarter	$8.89	$6.45	$7.95
2006
First Quarter	$15.24	$7.74	$15.00
Second Quarter	$15.92	$11.30	$13.83
Third Quarter	$14.05	$11.91	$12.14
Fourth Quarter	$17.03	$11.80	$16.90
2007
First Quarter	$23.68	$16.39	$23.39
Second Quarter	$38.45	$23.67	$37.37
Third Quarter	$44.34	$30.74	$43.95
Fourth Quarter	$53.21	$40.17	$46.24
2008
First Quarter	$55.90	$35.48	$54.42
Second Quarter	$72.89	$57.91	$69.00
Third Quarter (through September 5, 2008)	$65.59	$40.48	$40.63

Table of Hypothetical Returns of AK Steel Holding Corporation

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $40.63 and a hypothetical Knock-In Level of $26.4095. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (AK Steel Holding Corporation)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $40.63	$1,000.00	$65.25	$1,065.25	6.5250%
$40.63	$1,000.00	$65.25	$1,065.25	6.5250%
$35.89	$1,000.00	$65.25	$1,065.25	6.5250%
$31.15	$1,000.00	$65.25	$1,065.25	6.5250%
$26.42	$1,000.00	$65.25	$1,065.25	6.5250%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $40.63 and a hypothetical Knock-In Level of $26.4095. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (AK Steel Holding Corporation)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $40.63	$1,000.00	$65.25	$1,065.25	6.525%
$40.63	$1,000.00	$65.25	$1,065.25	6.525%
$36.57	$900.00*	$65.25	$965.25	-3.475%
$32.50	$800.00*	$65.25	$865.25	-13.475%
$28.44	$700.00*	$65.25	$765.25	-23.475%
$19.50	$600.00*	$65.25	$665.25	-33.475%
$16.25	$500.00*	$65.25	$565.25	-43.475%
$7.80	$400.00*	$65.25	$465.25	-53.475%
$5.85	$300.00*	$65.25	$365.25	-63.475%
$1.56	$200.00*	$65.25	$265.25	-73.475%
$0.78	$100.00*	$65.25	$165.25	-83.475%
$0.00	$0.00*	$65.25	$65.25	-93.475%

* Payable in Reference Shares of AK Steel Holding Corporation.

Description of Arch Coal, Inc.

ISIN: US0393801008
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Arch Coal, Inc. (the Company) is one of the largest coal producers in the United States. At December 31, 2007, the Company operated 18 active mines located in each of the major low-sulfur coal-producing regions of the United States. Federal and state environmental regulations affect the demand for certain types of coal by limiting the amount of sulfur dioxide that may be emitted as a result of combustion. Due to these regulations, the Company believes that demand for low-sulfur coal exceeds demand for other types of coal. Consequently, the Company's primary focus is on mining, processing and marketing coal with low sulfur content. At December 31, 2007, the Company estimated that its proven and probable coal reserves had an average heat value of approximately 10,000 Btus and an average sulfur content of approximately 0.71% . As such, the Company estimates that approximately 75.4% of its proven and probable coal reserves consists of compliance coal.

The Company sells substantially all of its coal to power plants, steel mills and industrial facilities. For the year ended December 31, 2007, the Company sold approximately 135.0 million tons of coal, including approximately 8.6 million tons of coal the Company purchased from third parties, fueling approximately 6% of all electricity generated in the United States. The locations of the Company's mines enable it to ship coal to most of the major coal-fueled power plants in the United States. Information provided to or filed with the SEC by Arch Coal, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-13105.

Historical Performance of Arch Coal, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$23.18	$16.82	$21.51
Second Quarter	$27.73	$20.25	$27.24
Third Quarter	$34.53	$26.50	$33.75
Fourth Quarter	$40.34	$31.16	$39.75
2006
First Quarter	$43.65	$34.71	$37.97
Second Quarter	$54.94	$37.78	$42.37
Third Quarter	$43.42	$26.45	$28.91
Fourth Quarter	$36.12	$26.74	$30.03
2007
First Quarter	$33.58	$27.42	$30.69
Second Quarter	$41.60	$30.61	$34.80
Third Quarter	$36.58	$28.20	$33.74
Fourth Quarter	$44.93	$33.56	$44.93
2008
First Quarter	$54.90	$34.92	$43.50
Second Quarter	$75.44	$43.15	$75.03
Third Quarter (through September 5, 2008)	$75.12	$43.18	$43.29

Table of Hypothetical Returns of Arch Coal, Inc.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $43.29 and a hypothetical Knock-In Level of $28.1385. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (Arch Coal, Inc.)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $43.29	$1,000.00	$52.50	$1,052.50	5.2500%
$43.29	$1,000.00	$52.50	$1,052.50	5.2500%
$38.24	$1,000.00	$52.50	$1,052.50	5.2500%
$33.19	$1,000.00	$52.50	$1,052.50	5.2500%
$28.15	$1,000.00	$52.50	$1,052.50	5.2500%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $43.29 and a hypothetical Knock-In Level of $28.1385. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (Arch Coal, Inc.)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $43.29	$1,000.00	$52.50	$1,052.50	5.250%
$43.29	$1,000.00	$52.50	$1,052.50	5.250%
$38.96	$900.00*	$52.50	$952.50	-4.750%
$34.63	$800.00*	$52.50	$852.50	-14.750%
$30.30	$700.00*	$52.50	$752.50	-24.750%
$20.78	$600.00*	$52.50	$652.50	-34.750%
$17.32	$500.00*	$52.50	$552.50	-44.750%
$8.31	$400.00*	$52.50	$452.50	-54.750%
$6.23	$300.00*	$52.50	$352.50	-64.750%
$1.66	$200.00*	$52.50	$252.50	-74.750%
$0.83	$100.00*	$52.50	$152.50	-84.750%
$0.00	$0.00*	$52.50	$52.50	-94.750%

* Payable in Reference Shares of Arch Coal, Inc.

Description of Capital One Financial Corporation

ISIN: US14040H1059
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Capital One Financial Corporation (the Company) is one of the largest banks in the United States, incorporated in Delaware on July 21, 1994, whose banking and non-banking subsidiaries market a variety of financial products and services. The Company’s principal subsidiaries include Capital One Bank, which currently offers credit and debit card products, other lending products, and deposit products; and Capital One, National Association, which offers a broad spectrum of banking products and financial services to consumers, small businesses and commercial clients. Another subsidiary of the Company is Superior Savings of New England, N.A., which focuses on telephonic and media-based generation of deposits. Information provided to or filed with the SEC by Capital One Financial Corporation pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-13300.

Historical Performance of Capital One Financial Corporation

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$83.80	$73.76	$74.77
Second Quarter	$80.01	$70.65	$80.01
Third Quarter	$85.44	$78.80	$79.52
Fourth Quarter	$88.01	$72.01	$86.40
2006
First Quarter	$89.92	$80.52	$80.52
Second Quarter	$87.23	$81.10	$85.45
Third Quarter	$86.17	$69.88	$78.66
Fourth Quarter	$82.72	$74.97	$76.82
2007
First Quarter	$83.61	$74.37	$75.46
Second Quarter	$81.85	$70.26	$78.44
Third Quarter	$78.94	$62.70	$66.43
Fourth Quarter	$72.94	$45.66	$47.26
2008
First Quarter	$56.97	$39.68	$49.22
Second Quarter	$55.96	$38.01	$38.01
Third Quarter (through September 5, 2008)	$46.00	$33.75	$44.71

Table of Hypothetical Returns of Capital One Financial Corporation

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $44.71 and a hypothetical Knock-In Level of $29.0615. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (Capital One Financial Corporation)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $44.71	$1,000.00	$72.00	$1,072.00	7.2000%
$44.71	$1,000.00	$72.00	$1,072.00	7.2000%
$39.49	$1,000.00	$72.00	$1,072.00	7.2000%
$34.28	$1,000.00	$72.00	$1,072.00	7.2000%
$29.07	$1,000.00	$72.00	$1,072.00	7.2000%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $44.71 and a hypothetical Knock-In Level of $29.0615. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (Capital One Financial Corporation)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $44.71	$1,000.00	$72.00	$1,072.00	7.200%
$44.71	$1,000.00	$72.00	$1,072.00	7.200%
$40.24	$900.00*	$72.00	$972.00	-2.800%
$35.77	$800.00*	$72.00	$872.00	-12.800%
$31.30	$700.00*	$72.00	$772.00	-22.800%
$21.46	$600.00*	$72.00	$672.00	-32.800%
$17.88	$500.00*	$72.00	$572.00	-42.800%
$8.58	$400.00*	$72.00	$472.00	-52.800%
$6.44	$300.00*	$72.00	$372.00	-62.800%
$1.72	$200.00*	$72.00	$272.00	-72.800%
$0.86	$100.00*	$72.00	$172.00	-82.800%
$0.00	$0.00*	$72.00	$72.00	-92.800%

* Payable in Reference Shares of Capital One Financial Corporation.

Description of The Mosaic Company

ISIN: US61945A1079
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, The Mosaic Company (the Company) is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients for the global agriculture industry. Through the Company's broad product offering, it is a single source supplier of phosphate and potash-based crop nutrients and animal feed ingredients. The Company serves customers in over 40 countries. It has phosphate mining operations in Florida and phosphate production facilities in Florida and Louisiana; potash mines and production facilities in Saskatchewan, Canada, New Mexico and Michigan; strategic equity investments in phosphate production facilities in Brazil; and other production, blending or distribution operations or equity investments in nearly a dozen countries, including the top four nutrient consuming countries in the world.

The Mosaic Company is a Delaware corporation that was incorporated in January 2004 to serve as the parent company of the business that was formed through the business combination of IMC Global Inc. and the fertilizer businesses of Cargill, Incorporated. Information provided to or filed with the SEC by The Mosaic Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-32327.

Historical Performance of The Mosaic Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$17.24	$14.95	$17.06
Second Quarter	$16.19	$12.47	$15.56
Third Quarter	$17.93	$15.20	$16.02
Fourth Quarter	$15.42	$12.76	$14.63
2006
First Quarter	$17.02	$13.99	$14.35
Second Quarter	$17.11	$13.96	$15.65
Third Quarter	$16.97	$14.14	$16.90
Fourth Quarter	$22.70	$16.46	$21.36
2007
First Quarter	$28.00	$19.76	$26.66
Second Quarter	$39.98	$26.85	$39.02
Third Quarter	$53.52	$34.61	$53.52
Fourth Quarter	$95.84	$48.92	$94.34
2008
First Quarter	$117.06	$80.02	$102.60
Second Quarter	$161.08	$100.17	$144.70
Third Quarter (through September 5, 2008)	$145.69	$87.78	$94.52

Table of Hypothetical Returns of The Mosaic Company

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $94.52 and a hypothetical Knock-In Level of $66.164. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (The Mosaic Company)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $94.52	$1,000.00	$52.25	$1,052.25	5.2250%
$94.52	$1,000.00	$52.25	$1,052.25	5.2250%
$85.07	$1,000.00	$52.25	$1,052.25	5.2250%
$75.62	$1,000.00	$52.25	$1,052.25	5.2250%
$66.17	$1,000.00	$52.25	$1,052.25	5.2250%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $94.52 and a hypothetical Knock-In Level of $66.164. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (The Mosaic Company)	Value of Payment at Maturity	3 Monthly Interest Payments	3 Month Total Return
			$	%
Greater than: $94.52	$1,000.00	$52.25	$1,052.25	5.225%
$94.52	$1,000.00	$52.25	$1,052.25	5.225%
$85.07	$900.00*	$52.25	$952.25	-4.775%
$75.62	$800.00*	$52.25	$852.25	-14.775%
$66.16	$700.00*	$52.25	$752.25	-24.775%
$45.37	$600.00*	$52.25	$652.25	-34.775%
$37.81	$500.00*	$52.25	$552.25	-44.775%
$18.15	$400.00*	$52.25	$452.25	-54.775%
$13.61	$300.00*	$52.25	$352.25	-64.775%
$3.63	$200.00*	$52.25	$252.25	-74.775%
$1.81	$100.00*	$52.25	$152.25	-84.775%
$0.00	$0.00*	$52.25	$52.25	-94.775%

* Payable in Reference Shares of The Mosaic Company.

Description of Apple Inc.

ISIN: US0378331005
Relevant Exchange: The NASDAQ Stock Market LLC

According to its publicly available documents, Apple Inc. (the Company) and its wholly-owned subsidiaries design, manufacture, and market personal computers, portable digital music players, and mobile communication devices and sell a variety of related software, services, peripherals, and networking solutions. The Company sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers, and value-added resellers. In addition, the Company sells a variety of third-party Macintosh, iPod and iPhone compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores. The Company sells to education, consumer, creative professional, business, and government customers. Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 000-10030.

Historical Performance of Apple Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$45.07	$31.65	$41.67
Second Quarter	$43.74	$34.13	$36.81
Third Quarter	$53.84	$36.50	$53.61
Fourth Quarter	$74.98	$49.25	$71.89
2006
First Quarter	$85.59	$58.71	$62.72
Second Quarter	$71.89	$56.02	$57.27
Third Quarter	$77.61	$50.67	$76.98
Fourth Quarter	$91.81	$73.23	$84.84
2007
First Quarter	$97.10	$83.27	$92.91
Second Quarter	$125.09	$90.24	$122.04
Third Quarter	$154.50	$117.05	$153.47
Fourth Quarter	$199.83	$153.76	$198.08
2008
First Quarter	$194.93	$119.15	$143.50
Second Quarter	$189.96	$147.14	$167.44
Third Quarter (through September 5, 2008)	$179.55	$153.23	$160.18

Table of Hypothetical Returns of Apple Inc.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $160.18 and a hypothetical Knock-In Level of $120.135. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (Apple Inc.)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $160.18	$1,000.00	$69.25	$1,069.25	6.9250%
$160.18	$1,000.00	$69.25	$1,069.25	6.9250%
$146.83	$1,000.00	$69.25	$1,069.25	6.9250%
$133.48	$1,000.00	$69.25	$1,069.25	6.9250%
$120.15	$1,000.00	$69.25	$1,069.25	6.9250%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $160.18 and a hypothetical Knock-In Level of $120.135. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (Apple Inc.)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $160.18	$1,000.00	$69.25	$1,069.25	6.925%
$160.18	$1,000.00	$69.25	$1,069.25	6.925%
$144.16	$900.00*	$69.25	$969.25	-3.075%
$128.14	$800.00*	$69.25	$869.25	-13.075%
$112.13	$700.00*	$69.25	$769.25	-23.075%
$76.89	$600.00*	$69.25	$669.25	-33.075%
$64.07	$500.00*	$69.25	$569.25	-43.075%
$30.75	$400.00*	$69.25	$469.25	-53.075%
$23.07	$300.00*	$69.25	$369.25	-63.075%
$6.15	$200.00*	$69.25	$269.25	-73.075%
$3.08	$100.00*	$69.25	$169.25	-83.075%
$0.00	$0.00*	$69.25	$69.25	-93.075%

* Payable in Reference Shares of Apple Inc.

Description of The Goldman Sachs Group, Inc.

ISIN: US38141G1040
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Goldman Sachs is the successor to a commercial paper business founded in 1869 by Marcus Goldman. On May 7, 1999, Goldman Sachs converted from a partnership to a corporation and completed an initial public offering of our common stock. The Company's activities are divided into three segments: (i) Investment Banking, (ii) Trading and Principal Investments and (iii) Asset Management and Securities Services. Information provided to or filed with the SEC by The Goldman Sachs Group, Inc. pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-14965.

Historical Performance of The Goldman Sachs Group, Inc.

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$112.80	$102.86	$109.99
Second Quarter	$113.53	$95.50	$102.02
Third Quarter	$121.58	$102.71	$121.58
Fourth Quarter	$134.12	$113.18	$127.71
2006
First Quarter	$156.96	$127.04	$156.96
Second Quarter	$168.55	$138.50	$150.43
Third Quarter	$170.00	$140.10	$169.17
Fourth Quarter	$205.10	$170.69	$199.35
2007
First Quarter	$220.94	$190.00	$206.63
Second Quarter	$233.64	$205.65	$216.75
Third Quarter	$224.55	$164.90	$216.74
Fourth Quarter	$247.92	$201.51	$215.05
2008
First Quarter	$207.78	$151.02	$165.39
Second Quarter	$200.27	$162.40	$174.90
Third Quarter (through September 5, 2008)	$188.04	$155.48	$163.24

Table of Hypothetical Returns of The Goldman Sachs Group, Inc.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $163.24 and a hypothetical Knock-In Level of $130.592. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (The Goldman Sachs Group, Inc.)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $163.24	$1,000.00	$75.00	$1,075.00	7.5000%
$163.24	$1,000.00	$75.00	$1,075.00	7.5000%
$152.36	$1,000.00	$75.00	$1,075.00	7.5000%
$141.47	$1,000.00	$75.00	$1,075.00	7.5000%
$130.60	$1,000.00	$75.00	$1,075.00	7.5000%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $163.24 and a hypothetical Knock-In Level of $130.592. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (The Goldman Sachs Group, Inc.)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $163.24	$1,000.00	$75.00	$1,075.00	7.500%
$163.24	$1,000.00	$75.00	$1,075.00	7.500%
$146.92	$900.00*	$75.00	$975.00	-2.500%
$130.59	$800.00*	$75.00	$875.00	-12.500%
$114.27	$700.00*	$75.00	$775.00	-22.500%
$78.36	$600.00*	$75.00	$675.00	-32.500%
$65.30	$500.00*	$75.00	$575.00	-42.500%
$31.34	$400.00*	$75.00	$475.00	-52.500%
$23.51	$300.00*	$75.00	$375.00	-62.500%
$6.27	$200.00*	$75.00	$275.00	-72.500%
$3.13	$100.00*	$75.00	$175.00	-82.500%
$0.00	$0.00*	$75.00	$75.00	-92.500%

* Payable in Reference Shares of The Goldman Sachs Group, Inc.

Description of Monsanto Company

ISIN: US61166W1018
Relevant Exchange: New York Stock Exchange

According to its publicly available documents, Monsanto Company (the Company) is a leading global provider of agricultural products for farmers. The Company's seeds, biotechnology trait products and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming, and produce better foods for consumers and better feed for animals.

The Company's business is divided into two segments: Seeds and Genomics and Agricultural Productivity. Through the Company's Seeds and Genomics segment, it produces leading seed brands, including DEKALB, Asgrow, D&PL, Deltapine and Seminis, and it develops biotechnology traits that assist farmers in controlling insects and weeds. The Company also provides other seed companies with genetic material and biotechnology traits for their seed brands. Through the Company's Agricultural Productivity segment, it manufactures Roundup brand herbicides and other herbicides and provides lawn-and-garden herbicide products for the residential market and animal agricultural products focused on improving dairy cow productivity. Information provided to or filed with the SEC by Monsanto Company pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 001-16167.

Historical Performance of Monsanto Company

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$32.25	$25.50	$32.25
Second Quarter	$33.92	$28.14	$31.44
Third Quarter	$33.69	$28.54	$31.38
Fourth Quarter	$39.04	$28.45	$38.77
2006
First Quarter	$43.99	$39.31	$42.38
Second Quarter	$44.30	$38.05	$42.10
Third Quarter	$48.24	$41.02	$47.01
Fourth Quarter	$53.08	$42.99	$52.53
2007
First Quarter	$56.48	$49.85	$54.96
Second Quarter	$67.55	$55.01	$67.54
Third Quarter	$85.74	$62.72	$85.74
Fourth Quarter	$115.33	$84.24	$111.69
2008
First Quarter	$127.25	$97.13	$111.50
Second Quarter	$142.69	$110.93	$126.44
Third Quarter (through September 5, 2008)	$125.12	$103.70	$107.19

Table of Hypothetical Returns of Monsanto Company

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $107.19 and a hypothetical Knock-In Level of $80.3925. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (Monsanto Company)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $107.19	$1,000.00	$82.50	$1,082.50	8.2500%
$107.19	$1,000.00	$82.50	$1,082.50	8.2500%
$98.26	$1,000.00	$82.50	$1,082.50	8.2500%
$89.33	$1,000.00	$82.50	$1,082.50	8.2500%
$80.40	$1,000.00	$82.50	$1,082.50	8.2500%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $107.19 and a hypothetical Knock-In Level of $80.3925. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (Monsanto Company)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $107.19	$1,000.00	$82.50	$1,082.50	8.250%
$107.19	$1,000.00	$82.50	$1,082.50	8.250%
$96.47	$900.00*	$82.50	$982.50	-1.750%
$85.75	$800.00*	$82.50	$882.50	-11.750%
$75.03	$700.00*	$82.50	$782.50	-21.750%
$51.45	$600.00*	$82.50	$682.50	-31.750%
$42.88	$500.00*	$82.50	$582.50	-41.750%
$20.58	$400.00*	$82.50	$482.50	-51.750%
$15.44	$300.00*	$82.50	$382.50	-61.750%
$4.12	$200.00*	$82.50	$282.50	-71.750%
$2.06	$100.00*	$82.50	$182.50	-81.750%
$0.00	$0.00*	$82.50	$82.50	-91.750%

* Payable in Reference Shares of Monsanto Company.

Description of Research In Motion Limited

ISIN: CA7609751028
Relevant Exchange: The NASDAQ Stock Market LLC

According to its publicly available documents, Research In Motion Limited (the Company) is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, the Company provides platforms and solutions for seamless access to time-sensitive information including email, phone, SMS messaging, Internet and intranet-based applications. The Company's technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data.

The Company's portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry wireless platform, the RIM Wireless Handhelds™ product line, software development tools and other hardware and software. Information provided to or filed with the SEC by Research In Motion Limited pursuant to the Exchange Act can be located on the SEC's website by reference to SEC file number 000-29898.

Historical Performance of Research In Motion Limited

The following table sets forth the published intra-day high, low and closing prices of the Reference Shares since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification

Period	High	Low	Period End
2005
First Quarter	$27.71	$20.21	$25.47
Second Quarter	$27.94	$21.20	$24.60
Third Quarter	$27.20	$22.67	$22.77
Fourth Quarter	$22.77	$19.13	$22.00
2006
First Quarter	$29.57	$21.42	$28.29
Second Quarter	$28.76	$20.68	$23.26
Third Quarter	$34.22	$20.79	$34.22
Fourth Quarter	$47.19	$33.34	$42.59
2007
First Quarter	$48.92	$40.40	$45.50
Second Quarter	$66.66	$43.76	$66.66
Third Quarter	$99.86	$65.92	$98.55
Fourth Quarter	$133.03	$96.26	$113.40
2008
First Quarter	$118.15	$84.10	$112.23
Second Quarter	$147.55	$115.47	$116.90
Third Quarter (through September 5, 2008)	$133.75	$105.85	$106.95

Table of Hypothetical Returns of Research In Motion Limited

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $106.95 and a hypothetical Knock-In Level of $74.865. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date (Research In Motion Limited)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $106.95	$1,000.00	$91.50	$1,091.50	9.1500%
$106.95	$1,000.00	$91.50	$1,091.50	9.1500%
$96.26	$1,000.00	$91.50	$1,091.50	9.1500%
$85.56	$1,000.00	$91.50	$1,091.50	9.1500%
$74.88	$1,000.00	$91.50	$1,091.50	9.1500%

In the examples above, the price of the Reference Shares fluctuates over the term of the notes and closes above the Knock-In Level on the Determination Date.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date based on a hypothetical Initial Reference Level of $106.95 and a hypothetical Knock-In Level of $74.865. In these examples, the Knock-In Level Trigger occurs during the life of the notes.

Assumed Closing Price of Reference Shares on Determination Date (Research In Motion Limited)	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $106.95	$1,000.00	$91.50	$1,091.50	9.150%
$106.95	$1,000.00	$91.50	$1,091.50	9.150%
$96.26	$900.00*	$91.50	$991.50	-0.850%
$85.56	$800.00*	$91.50	$891.50	-10.850%
$74.87	$700.00*	$91.50	$791.50	-20.850%
$51.34	$600.00*	$91.50	$691.50	-30.850%
$42.78	$500.00*	$91.50	$591.50	-40.850%
$20.53	$400.00*	$91.50	$491.50	-50.850%
$15.40	$300.00*	$91.50	$391.50	-60.850%
$4.11	$200.00*	$91.50	$291.50	-70.850%
$2.05	$100.00*	$91.50	$191.50	-80.850%
$0.00	$0.00*	$91.50	$91.50	-90.850%

* Payable in Reference Shares of Research In Motion Limited.